                    OCCUPATIONAL HEALTH + REHABILITATION INC
                        COMPUTATION OF EARNINGS PER SHARE




                                                            Three Months Ended                 Nine Months Ended
                                                                September 30,                    September 30,
                                                        ------------------------------     --------------------------------
                                                           1996              1995            1996               1995
                                                        ------------------------------     --------------------------------
PRIMARY
  Weighted average OH+R common stock
    outstanding during the period, as converted             97,529              95,132           96,187              93,008
  Conversion of OH+R preferred stock
    into common stock                                      585,901             585,901          585,901             553,314
  Weighted average Telor common stock from
    date of merger                                         786,002                   0          332,760                   0
                                                        ------------------------------     --------------------------------
         Total                                            1,469,432            681,033        1,014,848             646,322
                                                        ==============================     ================================


Net loss                                                $  (528,431)       $  (361,701)    $ (1,188,652)       $ (1,122,917)
                                                        ==============================     ================================

Loss per share                                          $     (0.36)       $     (0.53)    $      (1.17)       $      (1.74)
                                                        ==============================     ================================

FULLY DILUTED

  Weighted average OH+R common stock
    outstanding during the period, as converted              97,529             95,132           96,187              93,008
  Conversion of OH+R preferred stock into
    common stock                                            585,901            585,901          585,901             553,314
  Weighted average Telor common stock from
   date of merger                                           786,002                  0          332,760                   0
                                                        ------------------------------     --------------------------------
         Total                                            1,469,432            681,033        1,014,848             646,322
                                                        ==============================     ================================

Net loss                                                $  (528,431)       $  (361,701)    $ (1,188,652)       $  (1,122,917)
                                                        ==============================     =================================

Loss per share - fully diluted                          $     (0.36)       $     (0.53)    $      (1.17)       $       (1.74)
                                                        ==============================     =================================

Notes:
The weighted average number of shares outstanding for the three and nine months ended 1995 are based on the number of OH+R shares of Common Stock exchanged for common shares of the Company, and assume the retroactive conversion of OH+R's Preferred Stock.

The effect of options and warrants is not considered as it would be antidilutive.